EXHIBIT 99.1
PRESS RELEASE
CROSSTEX ANNOUNCES CONTINUED CONSECUTIVE INCREASE
IN DIVIDENDS AND DISTRIBUTIONS
DALLAS—(BUSINESS WIRE)—Oct. 23, 2006—The Crosstex Energy companies today announced the fourteenth consecutive increase in quarterly distributions for Crosstex Energy, L.P. (Nasdaq:XTEX) (the Partnership) and the tenth consecutive increase in quarterly dividends for Crosstex Energy, Inc.(Nasdaq:XTXI) (the Corporation):
•	Quarterly distributions on the Partnership’s common and subordinated units will increase from $0.54 per unit to $0.55 per unit, payable November 15 to unitholders of record November 1.

•	Quarterly dividends on the Corporation’s common stock will increase from $0.62 per share to $0.64 per share, payable November 15 to stockholders of record November 1.
The companies have increased distributions and dividends every quarter since the initial public offering of each company.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 168 natural gas amine-treating plants in service and 37 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2006 Department of Energy data.
Crosstex Energy, Inc. owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

CONTACT:	Crosstex Energy, L.P.
Investor Contact:
Crystal C. Bell, 214-721-9407
Investor Relations Specialist
or
Media Contact:
Jill McMillan, 214-721-9271
Public Relations Specialist